EXHIBIT 5.1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

August 1, 2008

Raptor Pharmaceuticals Corp.
9 Commercial Blvd., Suite 200
Novato, CA  94949

Ladies and Gentlemen:

We have acted as counsel to Raptor Pharmaceuticals Corp., a Delaware corporation (the “Company”), and are furnishing this opinion of counsel in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Form S-1”), as amended by that Pre-Effective Amendment No. 1 to Form S-1 on Form S-1/A (collectively, the Form S-1, as amended, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, with respect to the resale from time to time by those selling stockholders of the Company party to those certain Confidential Private Placement Subscription Agreements, dated on or about May 25, 2006 (the “Subscription Agreements”) and/or party to that certain Securities Purchase Agreement, dated as of May 21, 2008, as amended (the “Securities Purchase Agreement” and, collectively with the Subscription Agreements, the “Purchase Agreements”), each as detailed in the Registration Statement (the “Selling Stockholders”), of up to 47,725,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which are comprised of: (i) 15,625,000 shares of Common Stock (the “2006 Shares”) issued by the Company in connection with the shares issued and sold by the Company’s predecessor, Highland Clan Creations Corp., to certain of the Selling Stockholders on or about May 25, 2006 (or that were issued upon exercise of warrants issued by the Company’s predecessor, Highland Clan Creations Corp., to certain of the Selling Stockholders on or about May 25, 2006), (ii) 20,000,000 shares of Common Stock (the “2008 Shares” and, collectively with the 2006 Shares, the “Shares”) issued and sold by the Company to certain of the Selling Stockholders between May 21, 2008 and June 30, 2008, and (iii) and (iii) 12,100,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants issued to certain of the Selling Stockholders between May 21, 2008 and June 30, 2008 (the “Warrants”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Certificate of Incorporation, as certified as of the date hereof by the Secretary of the Company (“Certificate”); (ii) the Company’s Amended and Restated Bylaws, as certified as of the date hereof by the Secretary of the Company (together with the Certificate, the “Constituent Documents”); (iii) the Warrants; (iv) the Registration Statement, and (v) the Purchase Agreements.

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Shares are validly issued, fully paid and nonassessable; and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion with regard to the law of any jurisdiction other than the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is rendered solely to you as of the date hereof in connection with the registration of the Shares and the Warrant Shares for resale by the Selling Stockholders under the Registration Statement. This opinion speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP